Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 ◊ Ph: 267-775-8100

Power Medical Interventions, Inc.

Reports 2007 Financial Results

Langhorne, PA — February 27, 2008 — Power Medical Interventions®, Inc. (NASDAQ: PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the fourth quarter and twelve months ended December 31, 2007.

Financial Results

Sales in the three months ended December 31, 2007 were $1.9 million compared with $1.8 million during the corresponding period in 2006.  Included in the fourth quarter 2007 amount was approximately $270,000 of revenue attributable to sales of reload cartridges for the company’s new i60 wireless hand-held linear stapler. Sales in the twelve months ended December 31, 2007 were $7.8 million compared with $7.9 million in 2006.

The company’s gross margin improved to (9.2%) of sales in the three months ended December 31, 2007 from a gross margin of (70.4%) during the corresponding period in 2006.  Gross margin in the twelve months ended December 31, 2007 improved to 14.5% of sales from a gross margin of (27.7%) in 2006.  The 2007 gross margin improvements reflect the benefits of switching from contract manufacturing to self manufacturing for certain company products, increased efficiencies of the company’s manufacturing operations and lower charges for inventory obsolescence in 2007.

Total operating expenses in the three months ended December 31, 2007 increased by 88% to $14.1 million from $7.5 million during the corresponding period in 2006.  Total operating expenses in the twelve months ended December 31, 2007 increased by 41% to $35.9 million compared with $25.4 million during the corresponding period in 2006.  Fourth quarter 2007 domestic and international sales and marketing expenses increased to $8.6 million from $4.1 million during the fourth quarter of 2006 due to the planned rapid increase of the company’s domestic sales force and associated sales commissions and recruiting costs.  In addition, the company incurred approximately $1.2 million of sales sample expense in the fourth quarter of 2007 associated with placing the recently FDA approved i60 and iDrive hand pieces with the larger sales force.  Research and development expenses for the fourth quarter of 2007 increased 41% to $1.8 million from $1.3 million in the corresponding 2006 period due to increased investment in product line extensions and product derivatives, component costs associated with the iDrive as well as increased headcount.  General and administrative expenses for the fourth quarter of 2007 increased 70% to $3.6 million from $2.1 million in the corresponding period of 2006.  The increase is the result of non-cash compensation expense of approximately $614,000 associated with option grants to employees and increased costs associated with the company being public.

Net loss applicable to common shareholders for the three months ended December 31, 2007 was $15.5 million, or $(1.21) per basic and diluted share, compared to net loss applicable to common shareholders of $11.1 million or $(2.96) per basic and diluted share for the corresponding period in 2006. Net loss applicable to common shareholders for the year ended December 31, 2007 was $44.4 million, or $(7.34) per basic and diluted share, compared to $35.4 million net loss applicable to common shareholders or $(9.44) per basic and diluted share for 2006.

The company’s unrestricted cash and cash equivalents balance as of December 31, 2007 was approximately $36.6 million.

Michael Whitman, Founder, President and Chief Executive Officer, commented, “2007 was a transition year for Power Medical as we achieved several significant milestones which have placed the company firmly at the forefront of technology development in the minimally invasive surgery marketplace. With the FDA marketing clearance of the i60 Intelligent Surgical Instrument™ and iDrive, we moved our technology from a tethered platform to a wireless platform; we continued our transition from contract manufacturing to self manufacturing of key products; and the successful completion of our IPO signaled our transition from a private to a public company which enables us to enter 2008 in a strong position to deliver sales growth and improved operating performance.”

Mr. Whitman continued, “Our fourth quarter 2007 results reflect our continued investment in our infrastructure to advance the market penetration of our Intelligent Surgical Instruments.  We have received favorable feedback from the surgeon community on the benefits of our i60 platform, despite some unanticipated challenges associated with the launch of our green reloads.

On a separate note, we have made significant progress on our product line extensions.  We expect to launch our i45B&G in the second quarter of 2008.  We are also excited about the upcoming launch of our vascular Intelligent Surgical Instruments.  We will launch i45V, our first Intelligent Surgical Instrument for use on pulmonary arteries and veins and other vascular structures throughout the circulatory system.  We will also launch our i60RB4 which is designed specifically for use in Cardiovascular surgery for the occlusion of the heart’s left atrial appendage.  We are actively working to expand our product offering through line extensions and product derivatives.  A number of these product derivatives will be utilized in emerging clinical applications.”

Outlook

The company currently expects sales for 2008 to be in the range of $29 to $33 million and anticipates a loss from operations in 2008 of $23 to $25 million.  A significant portion of the revenue growth is expected in the third and fourth quarters of 2008, as the company places more instruments with hospital accounts and reload firings increase.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques that benefit surgeons, patients, hospitals and healthcare networks.  PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean.  The Company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about the company’s expected results of operations  for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as well as the following: we have a limited operating history and have sustained net losses in each year since our inception, which are likely to continue at least through 2008 as we continue to invest in the development of our business; we must increase our sales significantly in order to become profitable and are dependent in doing so on the success of our SurgASSIST platform and in particular of our newly released i60 and iDrive next generation products; we cannot be certain that our SurgASSIST platform will achieve the broad market acceptance necessary to develop a sustainable and profitable business; to successfully implement our business strategy, we will be required to develop and release new products and to enhance our existing products on a timely basis, and in the past, we have experienced delays in releasing new products and any future product development delays could adversely affect our results of operations; we have limited manufacturing experience and have encountered significant manufacturing difficulties in the recent past, and we may not be able to increase our production to provide an adequate supply of our products to customers; in order to achieve and sustain profitability, we must substantially improve our gross margins, and we cannot assure you that we will be able to achieve sufficient cost reductions in the manufacture of our products to achieve profitability; and we need to make significant improvements in our regulatory compliance operations and in our internal control over financial reporting as well as other improvements to our management, finance, technical and regulatory personnel, systems and facilities in order to support our expected growth.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100.

FD

Evan Smith, CFA

Evan.smith@fd.com

212-850-5606

Power Medical Interventions, Inc.

Consolidated Balance Sheets

	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$36,592,220	$8,684,341
Restricted cash	1,750,000	—
Accounts receivable less allowance of $120,000 and $173,000 in 2007 and 2006 respectively	1,514,776	1,654,815
Inventory	7,371,205	4,475,693
Prepaid expenses and other current assets	1,178,493	497,959
Deferred equity offering costs	—	51,807
Total current assets	48,406,694	15,364,615
Property and equipment, net	4,713,010	4,871,450
Intangibles, net	965,303	757,894
Deferred financing fees	1,276,010	—
Other assets	261,862	268,569
Restricted cash	2,350,071	879,310
Total assets	$57,972,950	$22,141,838
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$4,422,198	$2,582,196
Accrued expenses	4,506,748	2,172,459
Current portion of long-term debt	69,230	75,610
Total current liabilities	8,998,176	4,830,265
Long-term debt, net of current portion	24,742,891	376,826
Deferred rent, net of current portion	691,873	765,918
Total liabilities	34,432,940	5,973,009
Redeemable convertible preferred stock, $.001 par value:
Series A—authorized, issued and outstanding shares—22,668,764 at December 31, 2006	—	18,244,492
Series B—authorized, issued and outstanding shares—47,489,822 at December 31, 2006	—	42,893,061
Series C—authorized shares—22,935,780 at December 31, 2006; issued and outstanding shares—21,223,750 at December 31, 2006	—	17,789,085
Series D—authorized shares—50,954,779 at December 31, 2006 issued and outstanding shares -50,596,158 at December 31, 2006	—	37,271,570
Total redeemable convertible preferred stock	—	116,198,208
Shareholders’ deficit:
Common stock, $.001 par value:
Authorized shares— 205,000,000 and 260,000,000 at December 31, 2007 and December 31, 2006, respectively; issued and outstanding shares— 17,107,052 and 3,757,775 at December 31, 2007 and December 31, 2006, respectively	17,107	3,758
Additional paid-in capital	197,733,981	37,188,432
Accumulated other comprehensive loss	(300,184)	(155,533)
Accumulated deficit	(173,910,894)	(137,066,036)
Total shareholders’ deficit	23,540,010	(100,029,379)
Total liabilities, redeemable convertible preferred stock, and shareholders’ deficit	$57,972,950	$22,141,838

Power Medical Interventions, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006

Sales	$1,918,311	$1,837,906	$7,812,055	$7,881,210
Cost of sales	2,094,261	3,131,425	6,675,598	10,066,218
	(175,950)	(1,293,519)	1,136,457	(2,185,008)
Costs and expenses:
Research and development	1,835,099	1,303,766	6,208,962	4,682,220
Sales and marketing	8,615,173	4,058,077	19,703,140	13,367,378
General and administrative	3,628,281	2,132,950	9,959,390	7,371,190
	14,078,553	7,494,793	35,871,492	25,420,788
Operating loss	(14,254,503)	(8,788,312)	(34,735,035)	(27,605,796)
Other income (expense):
Interest income	302,120	223,529	866,173	543,853
Interest expense	(799,648)	(287,828)	(2,975,996)	(1,268,496)
Total other income (expense)	(497,528)	(64,299)	(2,109,823)	(724,643)
Net loss	$(14,752,031)	$(8,852,611)	$(36,844,858)	$(28,330,439)
Accretion of preferred stock	(762,864)	(2,261,125)	(7,549,777)	(7,108,267)
Net loss applicable to common shares	$(15,514,895)	$(11,113,736)	$(44,394,635)	$(35,438,706)
Net loss per common share:
Basic and diluted	$(1.21)	$(2.96)	$(7.34)	$(9.44)
Weighted average number of common shares outstanding:
Basic and diluted	12,868,233	3,757,746	6,047,699	3,755,709